Exhibit 3.2

Number: C1206300

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that INDUS HOLDINGS, INC. changed its name to LOWELL FARMS INC. on March 1, 2021 at 11:04 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On March 1, 2021
/s/ Carol Prest
Carol Prest Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE